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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    GOLDEN ISLES FINANCIAL HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

             Gregory S. Junkin, Paul D. Lockyer, Scott A. Junkin
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                                  MEMORANDUM

TO:     My Fellow Shareholders

FROM:   Gregory S. Junkin

RE:     Control of Golden Isles Financial Holdings, Inc. (the
        "Company")Expenses

DATE:   February 18, 1997

The Whelchel Group has repeatedly made assertions about carefully monitoring Company expenses. All shareholders have the right to demand that the actions of the Whelchel Group be consistent with their statements. As a shareholder, I am concerned that since the Whelchel Group ousted Paul Lockyer and me, certain expenses are not being monitored properly. As the founder of your Company, I want you to know that this issue is important to me. I urge you to read Exhibits A, B and C to our proxy statement, which are the letters I have written to the Whelchel Group explaining why I want to return your Company to a plan for growth. In those letters I address the various expense issues that the Whelchel Group has raised which I believe have no basis.


ALSO, I URGE YOU TO REVIEW THE ENCLOSED MEMORANDUM WHICH I TELECOPED TO EACH MEMBER OF THE WHELCHEL GROUP LAST WEDNESDAY, FEBRUARY 12, REGARDING:


        - The Whelchel group's use of Company funds and employees for their proxy solicitation; and

        -  A proposed employment agreement with Mr. Hodges.

I requested a response to my memorandum by 10:00 a.m. Friday, February 14, 1997. As of 10:00 a.m. Tuesday, February 18, 1997, I have received a response.

WE NEED YOUR SUPPORT TO STRENGTHEN YOUR COMPANY'S BOARD. WE STRONGLY RECOMMEND THAT YOU VOTE FOR OUR PROPOSALS ON THE PREVIOUSLY PROVIDED GREEN PROXY CARD AND RETURN IT.
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                                  MEMORANDUM


TO:          J. Thomas Whelchel    Russell C. Jacobs, Jr.    VIA TELECOPIER
             Michael D. Hodges    C. Kermit Keenum
             L. McRee Harden      Jimmy D. Veal


FROM:        Gregory S. Junkin

RE:          Control of Company Expenses

DATE:        February 12, 1997


        Your Preliminary Proxy Statement for the upcoming Special Meeting states that all expenses incurred in your solicitation will be paid by the Company and that you intend to use Company employees to assist you in the solicitation. As you well know, I am personally paying all of the expenses incurred in the proxy solicitation that I am conducting with Paul Lockyer and Scott Junkin, subject to reimbursement only if the shareholders approve.

        I call on you, as I have done before, to voluntarily agree to conduct your solicitation with your own funds and without using any Company assets or employees. In my opinion, the Company's funds and its employees' time would be better spent working on the Company's business operations, not on helping you keep your directorships. You can always seek shareholder approval for reimbursement for your expenses later if your solicitation is successful.
There is no reason to fear the will of the shareholders.

        Your Preliminary Proxy statement also discloses that "... as of January 20, 1997, Mr. Hodges has been informed that an employment agreement will be entered into by the Bank with compensation determined by the Compensation Committee." By whom and what authority has he been so informed? I consider this to be highly improper for at least two reasons. First, an employment agreement with a senior executive officer of our largest business unit should be formally approved by the Company's entire Board. This has not been done.
In fact, you have not even informed all of the directors that a contract is proposed. It is your duty to keep directors informed and not act unilaterally. Second, the proposals at the Special Meeting call for, among other things, Mr. Hodges' removal from the Board and a change in the composition of the Board.
If you enter into an employment agreement with Mr. Hodges now, with the Special Meeting less than four weeks away, you may be creating a potential and substantial liability and obligation for the Company which it would otherwise not have. In my opinion, under the circumstances, your contemplated granting of a contract to Mr. Hodges would constitute a waste of corporate assets and a breach of fiduciary duty. Clearly, given that the Company's shareholders have directed a Special Meeting to consider and act upon proposed changes to the composition of the Board, the awarding of a new employment agreement to one of the Opposing Members should be deferred until after the Special Meeting. Any such action in the face of an
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impending shareholder mandate to the contrary raises some serious issues of self-interest and entrenchment that could ultimately result in liability on the part of Board members taking such action. I remind you that directors committing a breach of loyalty to the Company are not entitled to indemnity from the Company under the Company's by-laws and The Georgia Corporate Code. Any action you take at this time to create additional expense for our Company would directly contradict all of your repeated assertions that you are carefully monitoring Company expenses. The only responsible course of action for you between now and March 11, 1997 is to incur no new obligations and expenses.

        I would like your written assurance by 10:00 a.m. Friday, February 14, 1997 that a decision on the proposed employment agreement with Mr. Hodges has been deferred until after the Company's first board meeting following the Special Meeting. If I have not received such assurance by that time, I intend to inform the shareholders.

cc:  Paul D. Lockyer